Exhibit 23.1
[BKD Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form SB-2 of our report, dated December 28, 2007, on our audit of the financial statements of Grand River Commerce, Inc. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

St. Louis, Missouri
January 4, 2008